Exhibit 99.4

Dear Valued Member of Lake Shore, MHC:

As a depositor of Lake Shore Savings Bank, you are a member of Lake Shore, MHC. I am pleased to tell you about an investment opportunity and, just as importantly, to request your vote. Pursuant to a plan of conversion and reorganization (the “Plan”), Lake Shore Bancorp, Inc., newly formed to become the parent holding company of Lake Shore Savings Bank, is offering shares of common stock for sale in connection with the conversion of Lake Shore, MHC from the mutual holding company to the stock holding company form of organization. Enclosed you will find a Prospectus, a Stock Order Form, a Proxy Statement, a Proxy Card and a Questions and Answers Brochure describing the proxy vote, the offering and the Plan.

THE PROXY VOTE

Your vote is extremely important for us to meet our goals. We must receive approval of our depositors to implement the Plan. NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING ‘‘AGAINST’’ THE PLAN.

Note that you may receive more than one Proxy Card, depending on the ownership structure of your accounts at Lake Shore Savings Bank. Please vote all the Proxy Cards you receive — none are duplicates! To cast your vote, please sign and date each Proxy Card and return the card(s) in the Proxy Reply Envelope provided. Alternatively, you may vote by telephone or the Internet by following the simple instructions on the Proxy Card.

Our Board of Directors urges you to vote ‘‘FOR’’ the approval of the Plan.

Please note:

•	The proceeds resulting from the sale of stock will support our business strategy.

•

There will be no change to balances, interest rates or other terms of your accounts at Lake Shore Savings Bank as a result of the conversion. Deposit accounts will not be converted to stock. Your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits.

•	You will continue to enjoy the same services with the same Board of Directors, management and staff.

•	Voting does not obligate you to purchase shares of common stock in our offering.

THE STOCK OFFERING

As an eligible depositor of Lake Shore Savings Bank, you have non-transferable rights, but no obligation, to purchase shares of common stock during our Subscription Offering before any shares are made available for sale to the community and general public. The common stock is being offered at $10.00 per share, and there will be no sales commission charged to purchasers during the offering.

Please read the enclosed Prospectus and related materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. You may submit your Stock Order Form by overnight delivery to the indicated address on the Stock Order Form, by hand delivery to our main office located at 31 East Fourth Street, Dunkirk, New York 14048, or by mail using the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 2:00 p.m., Eastern Time, on [June  , 2025]. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future. Thank you for your continued support as a Lake Shore Savings Bank customer.

Sincerely,

Kim C. Liddell

President, Chief Executive Officer & Director

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center at (800) 552-2535,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays

M

Dear Friend:

I am pleased to tell you about an investment opportunity. Pursuant to a Plan of Conversion and Reorganization, Lake Shore, MHC will be converting from the mutual holding company form to the full stock form of organization. Lake Shore Bancorp, Inc., newly formed to become the parent holding company of Lake Shore Savings Bank, is offering shares of its common stock for sale at a price of $10.00 per share. No sales commission will be charged to purchasers during the offering.

Our records indicate that you were a depositor as of the close of business on December 31, 2023 or March 31, 2025 whose account(s) was/were closed thereafter. As such, you have non-transferable rights, but no obligation, to purchase shares of common stock during our Subscription Offering before any shares are made available for sale to the community or general public.

Please read the enclosed Prospectus and related materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. You may submit your Stock Order Form by overnight delivery to the indicated address on the Stock Order Form, by hand delivery to our main office, located at 31 East Fourth Street, Dunkirk, New York 14048, or by mail using the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 2:00 p.m., Eastern Time, on [June  , 2025]. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization, the conversion or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Lake Shore Bancorp, Inc. stockholder.

Sincerely,

Kim C. Liddell

President, Chief Executive Officer & Director

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center at (800) 552-2535,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays

F

Dear Interested Investor:

I am pleased to tell you about an investment opportunity. Pursuant to a Plan of Conversion and Reorganization, our organization will convert from the mutual holding company form of organization to the stock holding company form of organization. To accomplish the conversion, Lake Shore Bancorp, Inc., newly formed to become the parent company of Lake Shore Savings Bank, is offering shares of its common stock. Enclosed you will find a Prospectus, a Stock Order Form and a Questions and Answers Brochure describing the conversion and offering.

The common stock is being offered at $10.00 per share, and there will be no sales commission charged to purchasers during the offering.

Please read the enclosed Prospectus and related materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. You may submit your Stock Order Form by overnight delivery to the indicated address on the Stock Order Form, by hand delivery to our main office, which is located 31 East Fourth Street, Dunkirk, New York 14048, or by mail using the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 2:00 p.m., Eastern Time, on [June  , 2025]. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future as a Lake Shore Bancorp, Inc. stockholder.

Sincerely,

Kim C. Liddell

President, Chief Executive Officer & Director

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center at (800) 552-2535,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays

C

To Customers and Friends of Lake Shore Savings Bank

Raymond James & Associates, Inc., a member of the Financial Industry Regulatory Authority, has been hired by Lake Shore, MHC and Lake Shore Savings Bank to assist them in converting from the mutual holding company to the stock holding company form of organization. As a part of the conversion, Lake Shore Bancorp, Inc., the newly formed stock holding company for Lake Shore Savings Bank, is conducting an offering of shares of its common stock. Raymond James & Associates, Inc. is not affiliated with Lake Shore, MHC, Lake Shore Savings Bank, or Lake Shore Bancorp, Inc.

At the request of Lake Shore Bancorp, Inc., we are enclosing materials explaining the conversion and common stock offering. Please read the enclosed prospectus carefully for a complete description of the stock offering, including the section titled “Risk Factors.” Lake Shore Bancorp, Inc. has asked us to forward the Prospectus and accompanying documents to you in view of certain requirements of the securities laws in your state.

If you have questions regarding the conversion and the stock offering, please call the Stock Information Center, toll free, at (800) 552-2535, Monday through Friday, 10:00 a.m. – 4:00 p.m., Eastern Time, except bank holidays.

Sincerely,

Raymond James & Associates, Inc.

This is letter not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

BD

IMPORTANT NOTICE

THIS PACKAGE INCLUDES

A PROXY CARD

REQUIRING YOUR PROMPT ATTENTION.

IF YOU RECEIVE MORE THAN ONE PACKAGE, EVERY PROXY CARD REPRESENTS DIFFERENT ACCOUNT TYPES AND/OR RELATIONSHIPS AND IS UNIQUE.

PLEASE VOTE EACH CARD.

THERE ARE NO DUPLICATE CARDS!

THANK YOU!

Questions and Answers

About our Plan of Conversion and Reorganization and Related Stock Offering

This is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This pamphlet answers questions about our plan of conversion and reorganization and related stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section.

OVERVIEW

We are pleased to announce that the Boards of Directors of Lake Shore Savings Bank, Lake Shore Bancorp, Inc. and Lake Shore, MHC have voted unanimously in favor of a plan of conversion and reorganization (the “Plan”) whereby Lake Shore, MHC will convert from the mutual holding company form to the full stock form of organization. Our Board of Directors has determined that the Plan is in the best interests of our organization, our customers and the communities we serve. We are converting to, among other things, transition to a more familiar and flexible organizational structure that will better support our long-term growth. This brochure provides answers to some of the most commonly asked questions relating to the conversion and reorganization and related stock offering.

GENERAL – THE CONVERSION

What is the plan of conversion and reorganization?

Under our Plan, our organization is converting from the partially public mutual holding company form of organization to the fully public stock holding company form of organization. Lake Shore, MHC currently owns 63.4% of the common stock of Lake Shore Bancorp, Inc. (“Lake Shore Bancorp”). The remaining 36.6% of the common stock is currently owned by public stockholders. Shares of common stock of a new Maryland corporation, also named Lake Shore Bancorp, Inc. (“New Lake Shore”) representing the ownership interest of Lake Shore, MHC in Lake Shore Bancorp are currently being offered for sale.

At the completion of the conversion, public stockholders of existing shares of Lake Shore Bancorp will exchange their shares of common stock for newly issued shares of common stock of New Lake Shore maintaining their approximate percentage ownership in our organization immediately prior to the conversion, as adjusted for certain assets held by Lake Shore, MHC and without giving effect to new shares purchased in the stock offering or cash paid in lieu of any fractional shares.

At the completion of the conversion, 100% of the common stock of New Lake Shore will be owned by public stockholders. Lake Shore, MHC’s shares of Lake Shore Bancorp will be cancelled, and Lake Shore, MHC and Lake Shore Bancorp will cease to exist.

Pursuant to the Plan, in connection with the transaction, Lake Shore Savings Bank will also convert from a federal savings bank into a New York-chartered commercial bank that will be renamed Lake Shore Bank.

What are the reasons for the conversion and offering?

Our primary reasons for the conversion and offering are to support our planned growth and strengthen our regulatory capital position, improve the trading liquidity of our shares of common stock, facilitate future mergers and acquisitions, and to transition Lake Shore Savings Bank to a more familiar and flexible holding company structure.

Will customers notice any change in Lake Shore Savings Bank’s day-to-day activities as a result of the conversion and the offering?

No. It will be business as usual. The conversion is an internal change in our corporate structure. There will be no change to our Board of Directors, management or staff as a result of the conversion.

Will the conversion and offering affect customers’ deposit accounts or loans with Lake Shore Savings Bank?

No. The conversion and offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation, up to the maximum legal limit.

THE PROXY VOTE

Although we have received preliminary regulatory approval, the Plan is also subject to approval by stockholders and eligible depositors.

Why should I vote “FOR” the Plan?

Your vote “For” the approval of the Plan is extremely important to us. Our Board of Directors has determined that the conversion and reorganization is in the best interests of Lake Shore Savings Bank, our members, and the communities we serve. The Plan cannot be implemented without depositor approval.

Who is eligible to vote on the Plan?

Lake Shore Savings Bank depositors as of the close of business on [Record Date] are entitled to vote (provided that they continue to be depositors as of [Date], which is the date of the Special Meeting.

What happens if I don’t vote?

Your vote is very important. Not voting the Proxy Cards you receive will have the same effect as voting against the approval of the Plan. Without sufficient favorable votes, we cannot proceed with the conversion and related stock offering.

How do I vote?

Mark your vote, sign and date each Proxy Card enclosed and return the card(s) in the enclosed Proxy Reply Envelope. Alternatively, you may vote by Internet or by telephone, by following the simple instructions on the Proxy Card. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN. Telephone and Internet voting are available 24 hours a day.

How many votes are available to me?

Depositors at the close of business on [Record Date] are entitled to one vote for each $100 or fraction thereof on deposit. However, no depositor may cast more than 1,000 votes per account registration. For security purposes, Proxy Cards are not imprinted with your number of votes; however, votes will be automatically tallied by computer.

Why did I receive more than one Proxy Card?

If you had more than one deposit account on [Record Date], you may have received more than one Proxy Card, depending on the ownership structure of your accounts. There are no duplicate cards — please promptly vote all the Proxy Cards sent to you.

More than one name appears on my Proxy Card. Who must sign?

The name(s) reflect the title of your deposit account. Proxy Cards for joint accounts require the signature of only one of the account holders. Proxy Cards for trust or custodian accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND PURCHASING SHARES

How many shares are being offered and at what price?

New Lake Shore is offering for sale between 4,250,000 and 5,750,000 shares (subject to increase to 6,612,500 shares) of common stock at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering.

Who is eligible to purchase stock during the stock offering?

Pursuant to our Plan, non-transferable rights to subscribe for shares of New Lake Shore common stock in the Subscription Offering have been granted in the following descending order of priority:

Subscription Offering purchase priorities are as follows:

Priority 1 — Depositors of Lake Shore Savings Bank with aggregate balances of at least $50 at the close of business on December 31, 2023;

Priority 2 — Our tax-qualified employee benefit plans;

Priority 3 — Depositors of Lake Shore Savings Bank with aggregate balances of at least $50 at the close of business on [Supp Eligible Date); and

Priority 4 — Depositors of Lake Shore Savings Bank at the close of business on [Record Date].

Shares of common stock not purchased in the Subscription Offering may be offered for sale in a Community Offering, with a preference given to:

1.	Natural persons (including trusts of natural persons) residing in the New York counties of Chautauqua, Erie and Cattaraugus;

2.	Lake Shore Bancorp’s public stockholders at the close of business on [Record Date]; and

3.	Other members of the general public.

Shares not sold in the Subscription and Community Offerings may be offered for sale through a Syndicated Community Offering to the general public.

I am eligible to subscribe for shares of common stock in the subscription offering but am not interested in investing. May I allow someone else to use my stock order form to take advantage of my priority as an eligible accountholder?

No. Subscription rights are non-transferable! Only those persons eligible to subscribe in the Subscription Offering, as listed above, may purchase shares in the Subscription Offering. Subject to limited exceptions, to preserve subscription rights, the shares may only be registered in the name(s) of eligible account holder(s). On occasion, unscrupulous people attempt to persuade account holders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to project our eligible account holders’ subscription rights in the offering.

How may I buy shares during the Subscription Offering?

Shares can be purchased by completing a Stock Order Form and returning it, with full payment, so that it is received (not postmarked) before the offering deadline. You may submit your

Stock Order Form by overnight delivery to the indicated address on the Stock Order Form, by hand delivery to our main office, which is located at 31 East Fourth Street, Dunkirk, New York 14048, or by mail using the Stock Order Reply Envelope provided. You may not hand-deliver Stock Order Forms to our other offices.

What is the deadline for purchasing shares?

To purchase shares in the Subscription Offering, you must deliver a properly completed, signed Stock Order Form, with full payment, so that is received (not postmarked) before 2:00 p.m., Eastern Time, on [Expiration Date] 2025, unless extended by us for up to 45 days or such additional periods with the approval of the Federal Reserve Board, if necessary. Acceptable methods for delivery of Stock Order Forms are described above.

How may I pay for the shares?

Payment for shares can be remitted in three ways: 1) Personal check, bank check or money order made payable to Lake Shore Bancorp, Inc.; 2) Authorization of withdrawal of available funds from your Lake Shore Savings Bank deposit account(s); or 3) cash — cash will only be accepted at Lake Shore Saving Bank’s main office and will be converted to a bank check. Please do not remit cash by mail.

Lake Shore Savings Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a Lake Shore Savings Bank line of credit check or any type of third-party check to pay for shares of common stock. Please do not submit cash or wire transfers. You may not designate withdrawal from Lake Shore Savings Bank accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw funds from an account with check writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. You may not authorize direct withdrawal from a Lake Shore Savings Bank retirement account. See information on IRAs below.

Will I earn interest on my funds?

Yes. If you pay by personal check, bank check or money order, you will earn interest at [Rate]% per annum from the day we process your payment until the completion or termination of the conversion and offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a withdrawal from your Lake Shore Savings Bank deposit account(s), your funds will continue earning interest within the account at the contract rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion or termination of the conversion and offering.

Are there limits to how many shares I can order?

Yes. The minimum order is 25 shares ($250). No individual, or individuals exercising subscription rights through a single qualifying deposit account held jointly, may purchase more than 150,000 shares ($1,500,000) of common stock. If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed $1,500,000 of common stock:

•	your spouse or other blood or marriage relative, who lives in your home or who is a director or officer of Lake Shore Bancorp, Lake Shore, MHC or Lake Shore Savings Bank;

•	corporation or other entities in which you are a senior officer or partner or have a 10% or greater beneficial ownership interest;

•	trusts or other estate in which you are the trustee or have a substantial beneficial interest in the trust or other real estate; or

•	other persons who may be your associates or persons acting in concert with you.

May I use my Lake Shore Savings Bank individual retirement account (“IRA”) to purchase shares?

You may be able to use funds currently held in retirement accounts with Lake Shore Savings Bank. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at Lake Shore Savings Bank or elsewhere, please call our Stock Information Center promptly, but preferably at least two weeks before the [Expiration Date], 2025 offering deadline. Your ability to use such funds for this purchase may depend on time constraints because this type of purchase requires additional processing time, and may be subject to limitations and fees imposed by the institution where the funds are held.

Can I subscribe for shares and add someone who is not on my account to my stock registration?

On the Stock Order Form, you cannot add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. Doing so may jeopardize your subscription rights. You may only add those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. Call the Stock Information Center if you have any questions regarding completing your Stock Order Form.

May I use a loan from Lake Shore Savings Bank to pay for shares?

No. Lake Shore Savings Bank, by regulation, may not extend a loan for the purchase of common stock during the offering. Similarly, you may not use Lake Shore Savings Bank line of credit checks to purchase stock during the offering.

May I change my mind after I place my order?

No. Once we receive your executed Stock Order Form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by [Extension Date], 2025.

Are Directors and Executive Officers of Lake Shore Savings Bank planning to purchase stock?

Yes. We expect that our directors and executive officers, together with their associates, to subscribe for [XXX] shares of common stock in the stock offering, representing [XX%] of the shares to be sold at the minimum of the offering range. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion and stock offering, our directors and executive officers, together with their associates, are expected to beneficially own [XXX] shares of common stock of New Lake Shore, or [XX%] of our total outstanding shares of common stock at the minimum of the offering range, which includes shares they currently own in Lake Shore Bancorp that will be exchanged for shares of New Lake Shore.

Will the stock be insured?

No. Like any common stock, New Lake Shore common stock will NOT be insured.

Will dividends be paid on the stock?

In 2024, Lake Shore Bancorp resumed paying a cash dividend of $0.18 per share to its public stockholders. On March 11, 2025, Lake Shore Bancorp suspended the payment of cash dividends pending the completion of the Plan and related stock offering. Following completion of the offering, our board of directors intends to resume paying cash dividends on New Lake Shore’s shares of common stock, subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. However, no decision has been made with respect to the amount of any dividend payments which will be determined once the board of directors can evaluate the amount of common stock outstanding. We cannot assure you that any such dividends will not be reduced or eliminated in the future.

How will New Lake Shore shares trade?

Upon completion of the conversion and stock offering, we expect the shares of common stock of New Lake Shore will also be listed on the Nasdaq Global Market under the symbol “LSBK”. Once the shares have begun trading, you may contact a brokerage or other firm offering investment services in order to buy or sell New Lake Share shares in the future.

If I purchase shares during the Subscription Offering, when will I receive my shares?

All shares of common stock of New Lake Shore sold in the subscription offering and community offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares sold in the offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their Stock Order Form as soon as practicable following consummation of the conversion and stock offering. We expect trading in the stock to begin on the day of completion of the conversion and stock offering or the next business day. It is possible that until a statement reflecting your ownership of shares of common stock is available and delivered to you, you may not be able to sell the shares of common stock that you purchased, even though the common stock will have begun trading. Your ability to sell the shares of common stock prior to your receipt of your ownership statement will depend on arrangements you may make with a brokerage firm.

THE SHARE EXCHANGE

What is the share exchange?

The outstanding shares of Lake Shore Bancorp common stock held by public stockholders at the completion date of the conversion and stock offering will be exchanged for newly issued shares of New Lake Shore common stock. The number of shares of New Lake Shore stock to be received by existing public stockholders will depend on the number of shares sold in the offering.

WHERE TO GET MORE INFORMATION

Where can I call to get more information?

For more information, refer to the enclosed Prospectus or call our Stock Information Center at (800) 552-2535, from Monday to Friday, 10:00 a.m. – 4:00 p.m., Eastern Time or visit our main office located at 31 East Fourth Street, Dunkirk, New York 14048 during these hours.

PLEASE VOTE

THE ENCLOSED PROXY CARD.

If you have not yet voted the Proxy Card(s) we recently mailed to you in a large white package, please vote the enclosed replacement Proxy Card.

You may vote by mail using the enclosed envelope, or by following the telephone or Internet voting instructions on the proxy card.

NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION AND REORGANIZATION (THE “PLAN”).

Your Board of Directors urges you to vote “FOR” the Plan.

If you received more than one of these reminder mailings, please vote each proxy card received! None are duplicates!

Please note:

•	Implementation of the Plan will not have any effect on your deposit accounts or loans at Lake Shore Savings Bank
•	Deposit accounts will continue to be insured by the FDIC and will not be converted to common stock.
•	Voting on the Plan will not require you to purchase common stock during the offering.

THANK YOU FOR YOUR SUPPORT!

Questions?

Please call our Information Center, toll-free, at (800) 552-2535.

Hours of Operation: Monday – Friday, 10:00 a.m. – 4:00 p.m., Eastern Time, except bank holidays.

P1

HAVE YOU VOTED YET?

PLEASE VOTE THE ENCLOSED

PROXY CARD.

Our records indicate that you have not yet voted the Proxy Card(s) we mailed to you.

IF YOU ARE UNSURE WHETHER YOU VOTED, PLEASE

VOTE THE ENCLOSED REPLACEMENT PROXY

CARD. YOUR VOTES WILL NOT BE COUNTED TWICE.

NOT VOTING HAS THE SAME EFFECT AS VOTING

“AGAINST” THE PLAN OF CONVERSION AND REORGANIZATION.

Your board of directors urges you to vote “FOR” the Plan of Conversion and Reorganization.

VOTING DOES NOT OBLIGATE YOU TO PURCHASE SHARES OF COMMON STOCK DURING THE OFFERING, AND WILL NOT AFFECT YOUR LAKE SHORE SAVINGS BANK DEPOSIT ACCOUNTS OR LOANS.

If you receive more than one of these reminders,

please vote each Proxy Card received. None are duplicates!

Questions?

Please call our Information Center, toll-free, at (800) 552-2535.

Hours of Operation: Monday – Friday, 10:00 a.m. – 4:00 p.m., Eastern Time, except bank holidays.

P2